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                     November 25, 2020

       Michael D. West
       Chief Executive Officer
       AgeX Therapeutics, Inc.
       965 Atlantic Avenue, Suite 101
       Alameda, CA 94501

                                                        Re: AgeX Therapeutics,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 5,
2020
                                                            File No. 001-38519

       Dear Mr. West:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Richard S. Soroko, Esq.